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                                   EXHIBIT 11

                      CAMBREX CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                 (in thousands)

                                              Three months ended         Six months ended
                                                    June 30,                 June 30,
                                             --------------------      --------------------
                                               1996        1995          1996        1995
                                             -------      -------      -------      -------
Income applicable to common shares:

    Primary earnings ..................      $ 7,528      $ 5,107      $13,725      $ 9,501
                                             =======      =======      =======      =======

    Fully diluted earnings ............      $ 7,528      $ 5,107      $13,725      $ 9,501
                                             =======      =======      =======      =======


Weighted average number of common
    shares and common share equivalents
    outstanding during the period:

         Common Stock .................        7,735        5,541        7,694        5,479
         Stock Options ................          175          322          200          352
                                             -------      -------      -------      -------
    Shares outstanding - primary ......        7,910        5,863        7,894        5,831


         Additional stock options .....           18            2           24           17
                                             -------      -------      -------      -------

    Shares outstanding - fully diluted         7,928        5,865        7,918        5,848
                                             =======      =======      =======      =======


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